Exhibit 99.1

JDSU Appoints Tim Campos to Board of Directors

Milpitas, Calif., April 15, 2014 – JDSU (NASDAQ: JDSU) today announced that Tim Campos has been appointed to its Board of Directors, effective April 15, 2014.

Currently the chief information officer and a member of the senior management team at Facebook, Mr. Campos has more than 22 years of industry experience, including deep insight into the expansion of cloud networks, enterprise and data center technologies.

“We are very excited to add Tim Campos, a global technology business leader, to JDSU’s Board of Directors,” said Martin Kaplan, chairman of the Governance Committee of JDSU’s Board of Directors. “The expertise he brings in enterprise networks, application hosting and the management of big data is well aligned with JDSU’s growth strategy and investment focus.”

“JDSU is focused on helping their customers build and operate high-value, reliable networks and turning data into knowledge that drives profitable growth,” said Campos. “I welcome the opportunity to share my experience with JDSU as they collaborate with their customers to navigate the incredible pace of technological change and to capitalize on the opportunities that this change creates.”

Prior to Facebook, Campos served as the CIO and vice president of Information Technology at KLA-Tencor and led the implementation of several major enterprise systems. Earlier in his career, he was responsible for overseeing Engineering and the hosting architecture at Portera Systems. He is on the Dean’s Advisory Circle and the Board of Directors for the Fisher IT Center at the Haas School of Business at UC Berkeley and is also on the advisory board for several Silicon Valley startups.

With Mr. Campos’ election, JDSU’s board consists of eight members, including seven independent directors.

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts

Press:	Noël Bilodeau 408-546-4567 or noel.bilodeau@jdsu.com

Investors:	Bill Ong 408-546-4521 or bill.ong@jdsu.com

###